Exhibit 99.1

Zevia Announces First Quarter 2022 Results

Net Sales Increased 24% to $38 Million

LOS ANGELES – May 12, 2022 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), the company disrupting the liquid refreshment beverage industry with great tasting, zero sugar beverages made with simple, plant-based ingredients, today reported results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•
Net sales of $38.0 million, a 24% increase versus Q1 2021
•
Unit volume was 3.4 million equivalized cases, up 21% from Q1 2021
•
Gross profit margin of 38.4% compared to 46.2% in Q1 2021
•
Net loss was $17.5 million, or $0.30 per diluted share to Zevia’s Class A Common stockholders, including $8.9 million of non-cash equity-based compensation expense
•
Adjusted EBITDA loss was $8.3 million(1)

“Strong top-line results in the first quarter were driven largely by volume, and we also benefitted from optimized promotional investments, reflecting continued momentum across our business,” said Paddy Spence, Chair and Chief Executive Officer of Zevia. “While margins were impacted by inflationary factors, they are poised to move higher in subsequent quarters as our recent pricing actions take effect. Underlying demand for our products remains robust as we forge deeper connections with a growing base of consumers seeking our affordable, great tasting, zero sugar, zero calorie beverages made with simple, plant-based ingredients. Our strategic plan is firmly on track and we continue pursuing aggressive expansion of our distribution across new and existing channels. Velocities are also improving, aided by product innovation and marketing initiatives. With a powerful brand and leverageable platform, we are well positioned for significant growth and improving profitability as our business continues to scale. We remain confident in our direction and are reaffirming our guidance, including net sales growth of 28% to 32% for 2022.”

First Quarter Results

Net sales increased 24% to $38.0 million in the first quarter of 2022 compared to $30.7 million in the first quarter of 2021. Growth in first quarter net sales was primarily attributable to a 21% increase in volume driven by increased distribution and consumer demand, and optimizing promotional investments.

Gross profit improved to $14.6 million for the first quarter of 2022, a 3% increase compared to $14.2 million in the first quarter of 2021, as growth in net sales was partially offset by higher costs. As a percentage of net sales, gross profit margin was 38.4% in the first quarter of 2022 compared to 46.2% in the first quarter of 2021. The decline in gross profit margin was primarily due to broad-based inflationary factors, as well as product mix.

Selling and marketing expense was $12.8 million, or 34%, of net sales in the first quarter of 2022 compared to $8.0 million, or 26%, of net sales in the first quarter of 2021.The increase was primarily due to equivalized cases produced and sold, inflation, higher freight costs and higher marketing investments to drive velocity and grow the Zevia® brand.

(1) Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

General and administrative expense was $10.1 million, or 27%, of net sales in the first quarter of 2022 compared to $5.7 million, or 18%, of net sales in the first quarter of 2021. The increase was primarily due to an increase in employee headcount to support growth and associated public company costs.

Equity-based compensation, a non-cash expense, was $8.9 million in the first quarter of 2022, of which $3.1 million related to restricted stock unit awards and phantom stock awards that vested upon the expiration of the IPO lock-up period in January 2022.

Net loss for the first quarter of 2022 was $17.5 million, or $0.30 per diluted share to Zevia’s Class A Common stockholders.

Adjusted EBITDA loss was $8.3 million in the first quarter of 2022, compared to an Adjusted EBITDA income of $0.5 million in the first quarter of 2021. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Balance Sheet and Cash Flows

As of March 31, 2022, the Company had $58.8 million in cash and cash equivalents and short-term investments and no outstanding debt. During the first three months of fiscal 2022, cash used in operating activities was $11.4 million compared to cash used in operating activities of $2.3 million during the first three months of 2021. The Company spent $0.6 million on capital expenditures during the first three months of fiscal 2022 to support its growth initiatives compared to capital expenditures of $0.3 million during the first three months of 2021.

2022 Guidance

The Company expects net sales for the full year of 2022 to be in the range of $177 million to $182 million, an increase of 28% to 32% versus 2021. For the second quarter of 2022, net sales are expected to be in the range of $41 million to $43 million, an increase of 19% to 25% compared to the second quarter of 2021.

Webcast

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss this earnings release. Investors and other interested parties may listen to the webcast of the conference call by logging on via the Investor Relations section of Zevia’s website at https://investors.zevia.com/ or directly here. A replay of the webcast will be available for approximately thirty (30) days following the call.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “seek,” “pursue,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, statements regarding anticipated growth, distribution and velocity. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the ability to develop and maintain our brand, change in consumer preferences, pricing factors and other economic, competitive and governmental factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the U.S. Securities and Exchange Commission for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

About Zevia

Zevia PBC, a public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, vegan and zero sodium. As of the first quarter of 2022, Zevia is distributed in more than 31,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the food, drug, mass, natural and ecommerce channels.

(ZEVIA-F)

Contacts

Media

Annie Samuelson

Edelman

713-299-4115

Annie.Samuelson@edelman.com

Investors

Reed Anderson

ICR

646-277-1260

Reed.Anderson@icrinc.com

ZEVIA PBC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(in thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Net sales	$38,034	$30,694
Cost of goods sold	23,413	16,506
Gross profit	14,621	14,188
Operating expenses:
Selling and marketing	12,795	7,988
General and administrative	10,129	5,676
Equity-based compensation	8,901	37
Depreciation and amortization	351	244
Total operating expenses	32,176	13,945
Income (loss) from operations	(17,555)	243
Other income, net	82	4
Income (loss) before income taxes	(17,473)	247
Provision for income taxes	(12)	—
Income (loss) and comprehensive income (loss)	(17,485)	247
Loss (income) attributable to noncontrolling interest	6,587	(247)
Net loss attributable to Zevia PBC	$(10,898)	$—

Net loss per share attributable to common stockholders
Basic	$(0.30)	N/A
Diluted	$(0.30)	N/A

Weighted average common shares outstanding
Basic	36,883,037	N/A
Diluted	36,883,037	N/A

ZEVIA PBC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$28,818	$43,110
Short-term investments	30,000	30,000
Accounts receivable, net	13,423	9,047
Inventories	32,421	31,501
Prepaid expenses and other current assets	2,464	3,421
Total current assets	107,126	117,079
Property and equipment, net	4,069	3,664
Right-of-use assets under operating leases, net	1,083	211
Intangible assets, net	3,688	3,738
Other non-current assets	514	301
Total assets	$116,480	$124,993
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,278	$13,492
Accrued expenses and other current liabilities	6,249	6,705
Current portion of operating lease liabilities	608	236
Total current liabilities	22,135	20,433
Operating lease liabilities, net of current portion	484	1
Total liabilities	22,619	20,434

Stockholders' equity
Class A common stock	39	34
Class B common stock	28	30
Additional paid-in capital	179,259	174,404
Accumulated deficit	(56,884)	(45,986)
Total stockholder's equity	122,442	128,482
Noncontrolling interests	(28,581)	(23,923)
Total equity	93,861	104,559
Total liabilities and equity	$116,480	$124,993

ZEVIA PBC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income (loss)	$(17,485)	$247
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash lease expense	149	136
Depreciation and amortization	351	231
Amortization of debt issuance cost	—	13
Equity-based compensation	8,901	37
Changes in operating assets and liabilities:	—	—
Accounts receivable, net	(4,376)	(2,417)
Inventories	(920)	734
Prepaid expenses and other assets	957	(1,329)
Accounts payable	1,645	1,200
Accrued expenses and other current liabilities	(456)	(1,033)
Operating lease liabilities	(166)	(150)
Net cash used in operating activities	(11,400)	(2,331)
Investing activities:
Purchases of property and equipment	(565)	(254)
Net cash used in investing activities	(565)	(254)
Financing activities:
Proceeds from revolving line of credit	—	29,466
Repayment of revolving line of credit	—	(29,466)
Payment of debt issuance costs	(213)	—
Minimum tax withholding paid on behalf of employees for net share settlement	(2,130)	—
Proceeds from exercise of common units	—	10
Proceeds from exercise of stock options	16	—
Net cash (used in) provided by financing activities	(2,327)	10
Net change from operating, investing, and financing activities	(14,292)	(2,575)
Cash and cash equivalents at beginning of period	43,110	14,936
Cash and cash equivalents at end of period	$28,818	$12,361

Use of Non-GAAP Financial Information

We use Adjusted EBITDA, a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management believes that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: (1) other income (expense), net, which includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets, (2) provision (benefit) for income taxes, (3) depreciation and amortization, and (4) equity-based compensation. Adjusted EBITDA may in the future also be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability and other infrequent and unusual transactions.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of equity-based compensation expense, including the potential dilutive impact thereof, and (4) it does not reflect other non-operating expenses, including interest (income) expense, foreign currency (gains) losses and (gains) losses on disposal of fixed assets. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss or income and other results stated in accordance with GAAP.

ZEVIA PBC

Reconciliation of GAAP to Non-GAAP Measures

Net Income (Loss) to Adjusted EBITDA reconciliation (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
(in thousands)	2022	2021
Income (loss) and comprehensive income (loss)	$(17,485)	$247
Other income, net*	(82)	(4)
Provision for income taxes	12	—
Depreciation and amortization	351	244
Equity-based compensation	8,901	37
Adjusted EBITDA	$(8,303)	$524

* Includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets.